EX.14


                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated, December 18, 2002, relating to the financial statements and financial highlights which appear in the October 31, 2002 Annual Reports to Shareholders of Credit Suisse Strategic Value Fund, Inc. and Credit Suisse Large Cap Value Fund, a series of the Credit Suisse Capital Funds, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings "Management of Each Fund" and "Financial Statements and Experts" in the Proxy/Prospectus.



PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
January 29, 2003.